Exhibit 99.1

Date:	October 22, 2009	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated

584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact:	William R. Sperry
HUBBELL REPORTS THIRD QUARTER RESULTS;
NET SALES OF $593.9 MILLION AND EARNINGS PER DILUTED SHARE OF $1.01
ORANGE, CT. (October 22, 2009) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2009. Net sales in the third quarter of 2009 were $593.9 million, a decrease of 19% compared to the $734.8 million reported in the third quarter of 2008. Operating income in the third quarter of 2009 was $91.3 million, or 15.4% of net sales, compared with $103.3 million, or 14.1% of net sales, for the comparable period of 2008. Net income in the third quarter of 2009 was $57.3 million, a decrease of 14% compared to $66.5 million reported in 2008. Earnings per diluted share in the third quarter of 2009 were $1.01 or 14% below the $1.18 reported for the comparable period of 2008. Free cash flow (defined as cash flow from operations less capital expenditures) was $137.8 million in the third quarter of 2009 versus $99.8 million reported in the comparable period of 2008.
For the first nine months of 2009, net sales were $1,763.7 million, a decrease of 14% compared to the same period last year. Operating income was $215.2 million, or 12.2% of net sales, compared to $273.6 million, or 13.3% of net sales, for the comparable period of 2008. Net income for the first nine months was $130.5 million, a decrease of 26% compared to the $176.4 million reported in 2008. Earnings per diluted share for the first nine months of 2009 were $2.31 or 26% below the $3.11
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reported for the equivalent period of 2008. Free cash flow was $277.8 million for the first nine months of 2009 compared to $200.9 million in 2008.
OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer, said “I am very pleased with our third quarter performance given the continued weakness in our end markets. Despite our sales being down 19%, operating margin increased by 130 basis points when compared to the third quarter of 2008. The increase in margin was due to the benefits of our productivity programs, including cost savings associated with recent streamlining efforts, and favorable commodity costs. We also were successful in continuing to lower our inventory levels in the quarter resulting in an approximately $32 million dollar reduction since the second quarter. In addition, we generated strong free cash flow; 240% of net income.
“Our incoming orders did stabilize in the third quarter albeit at a much lower level than last year’s record third quarter. In our Electrical segment, the U.S. non-residential construction market continues to be hampered by significantly lower construction activity and tighter credit markets for commercial projects. The industrial maintenance and repair markets remain weak with capacity utilization rates still at historically low levels. The residential market has shown signs of bottoming but remains very weak. In our Power segment, demand was lower for distribution products largely due to the housing slump and delays in maintenance spending while transmission products were slightly lower due to project delays.”
Mr. Powers added “We are also pleased to announce that we completed the acquisition of Burndy on October 2nd. As I mentioned on our last call, Burndy is a well regarded name in our industry with products that are complementary to Hubbell’s, which will
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allow us to better serve our customers. The integration is progressing well and I would like to again take the opportunity to welcome the Burndy employees into the Hubbell family. The acquisition was funded primarily with cash as well as some commercial paper. Hubbell will continue to evaluate permanent financing alternatives to meet ongoing requirements. We expect the deal to be accretive to earnings in 2010.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on third quarter results in 2009 and 2008.
Electrical segment net sales decreased 21% year-over-year with both electrical systems products and lighting products declining by approximately the same level as the overall segment. The acquisition of Varon in December of 2008 contributed 2% to net sales in the third quarter of 2009 while unfavorable foreign currency translation reduced net sales by 2%. Compared to the third quarter of 2008, operating income decreased 25% to $51.5 million, or 12.4% of net sales. The decrease in profitability and margin was primarily due to lower volume partially offset by productivity improvements, benefits associated with streamlining actions and lower commodity costs.
Hubbell’s Power segment reported a 15% decrease in net sales compared to the third quarter of 2008 as weaker underlying demand, including lower storm related shipments, was partially offset by the impact of acquisitions. Acquisitions added approximately 7% to net sales in the third quarter of 2009 while lower storm shipments resulted in an approximately 6% reduction in net sales. Operating income increased 15% to $39.8 million compared to $34.6 million reported in the third quarter of 2008. Operating margin improved to 22.1% in the third quarter of 2009
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compared to 16.3% in the third quarter of 2008. The increase in operating margin was principally due to the favorable benefits of commodity cost decreases while productivity partially offset lower volume.
SUMMARY & OUTLOOK
Mr. Powers commented “Looking ahead, we expect net sales to be down approximately 13% for the year. From a profitability perspective, we anticipate less favorable benefits sequentially from commodity costs with some modest price erosion likely which will have an impact on margins. Burndy is expected to contribute approximately 7% to net sales and modest operating profit in the fourth quarter, net of typical accounting adjustments associated with acquisitions.”
Mr. Powers concluded “Looking into 2010, we anticipate our end market demand to be mixed. Hubbell’s largest served market, non-residential construction is forecasted to decline in the high teens range. The utility market is expected to grow slightly as the forecasted improvement in the housing market should boost demand for distribution products while transmission and substation project spending is likely to rise as demand increases and capital budgets become less constrained. The industrial markets are expected to expand in the coming year with capacity utilization rates improving from this year’s all time lows. The residential market is forecasted to improve; however, we believe the strong recovery being suggested by many is overly optimistic and premature given the level of unemployment and high supply of existing inventory. The Federal stimulus plan is expected to generate orders in 2010, particularly in our Power and Lighting businesses, but the timing and magnitude are still difficult to estimate. Nevertheless, as we have demonstrated in 2009, we are confident that our organization will successfully navigate through another year of likely lower organic sales. We will do that by continuing to work on productivity initiatives, including plant rationalization and better optimization of sourcing to drive margin improvement. We also expect to benefit from recent and planned cost reduction
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actions and anticipate generating strong free cash flow. Finally we will focus on integrating Burndy and pursuing additional opportunistic acquisitions.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the recently enacted energy related stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings. Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements.
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Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2008 revenues of $2.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2009	2008	2009	2008
Net Sales	$593.9	$734.8	$1,763.7	$2,052.3
Cost of goods sold	401.0	514.6	1,229.6	1,434.8

Gross Profit	192.9	220.2	534.1	617.5
Selling and administrative expenses	101.6	116.9	318.9	343.9

Total Operating Income	91.3	103.3	215.2	273.6
Operating income as of % of Net Sales	15.4%	14.1%	12.2%	13.3%
Interest expense, net	(7.7)	(6.8)	(23.0)	(16.9)
Other income (expense), net	0.3	(0.8)	(0.7)	(2.9)

Income Before Income Taxes	83.9	95.7	191.5	253.8
Provision for income taxes	26.4	29.2	60.3	77.4

Net income	$57.5	$66.5	$131.2	$176.4
Less: Net income attributable to Noncontrolling interest	0.2	—	0.7	—

Net income attributable to Hubbell	$57.3	$66.5	$130.5	$176.4

Earnings Per Share:
Basic	$1.01	$1.18	$2.31	$3.13
Diluted	$1.01	$1.18	$2.31	$3.11

Average Shares Outstanding:
Basic	56.4	56.1	56.4	56.3
Diluted	56.7	56.5	56.6	56.7
NOTE: The Company adopted FASB ASC 260-10-45 “Earnings Per Share” effective January 1, 2009. Retrospective application of this standard has decreased basic earnings per share by $0.01 and $0.02 for the three and nine months ended September 30, 2008, respectively. Diluted earnings per share decreased $0.01 for the nine months ended September 30, 2008. There was no impact to diluted earnings per share for the three months ended September 30, 2008. For the year ended December 31, 2008 both basic and diluted earnings per share decreased by $0.01.

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)

	(UNAUDITED)
	September 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$412.4	$178.2
Accounts receivable, net	332.2	357.0
Inventories, net	247.9	335.2
Deferred taxes and other	44.6	48.7

TOTAL CURRENT ASSETS	1,037.1	919.1

Property, plant and equipment, net	329.1	349.1
Investments	30.5	35.1
Goodwill	604.2	584.6
Intangible assets and other	218.8	227.6

TOTAL ASSETS	$2,219.7	$2,115.5

LIABILITIES AND EQUITY

Accounts payable	$133.8	$168.3
Accrued salaries, wages and employee benefits	53.9	61.5
Accrued insurance	50.0	46.3
Dividends payable	19.8	19.7
Other accrued liabilities	146.7	129.2

TOTAL CURRENT LIABILITIES	404.2	425.0

Long-term debt	497.5	497.4
Other non-current liabilities	192.1	182.0

TOTAL LIABILITIES	1,093.8	1,104.4

Hubbell Shareholders’ Equity	1,122.5	1,008.1
Noncontrolling Interest	3.4	3.0

TOTAL EQUITY	1,125.9	1,011.1

TOTAL LIABILITIES AND EQUITY	$2,219.7	$2,115.5

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(in millions)

	Nine Months Ended September 30
	(UNAUDITED)	(UNAUDITED)
	2009	2008

Cash Flows From Operating Activities
Net Income attributable to Hubbell	$130.5	$176.4
Depreciation and amortization	51.1	46.4
Stock-based compensation expense	6.2	8.0
Deferred income taxes	13.0	2.7
Changes in working capital	89.6	(2.1)
Contributions to defined benefit pension plans	(2.4)	(3.2)
Other, net	9.1	6.7

Net cash provided by operating activities	297.1	234.9

Cash Flows From Investing Activities
Capital expenditures	(19.3)	(34.0)
Acquisition of businesses, net of cash acquired	(0.3)	(205.9)
Net change in investments	6.3	4.0
Other, net	1.7	6.0

Net cash used in investing activities	(11.6)	(229.9)

Cash Flows From Financing Activities
Commercial paper borrowings, net	—	(36.7)
Issuance of long term debt, net	—	295.1
Payment of dividends	(59.1)	(57.3)
Acquisition of common shares	—	(96.6)
Proceeds from exercise of stock options	2.7	8.1
Other, net	(0.1)	0.8

Net cash (used in) provided by financing activities	(56.5)	113.4

Effect of foreign exchange rate changes on cash and cash equivalents	5.2	(1.8)

Increase in cash and cash equivalents	234.2	116.6
Cash and cash equivalents
Beginning of period	178.2	77.5

End of period	$412.4	$194.1

HUBBELL INCORPORATED
Segment Information
(in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2009	2008	2009	2008

Net Sales
Electrical	$414.2	$522.9	$1,213.7	$1,500.0
Power	179.7	211.9	550.0	552.3

Total Net Sales	$593.9	$734.8	$1,763.7	$2,052.3

Operating Income
Electrical	$51.5	$68.7	$110.4	$182.6
Power	39.8	34.6	104.8	91.0

Total Operating Income	$91.3	$103.3	$215.2	$273.6

Operating Income as a % of Net Sales
Electrical	12.4%	13.1%	9.1%	12.2%
Power	22.1%	16.3%	19.1%	16.5%
Total	15.4%	14.1%	12.2%	13.3%